                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-43497

                             PROSPECTUS SUPPLEMENT
                               DATED JUNE 5, 1998
                   TO THE PROSPECTUS DATED FEBRUARY 25, 1998

                               WORLD ACCESS, INC.


         World Access, Inc. (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated February 25, 1998 relating to (i) the Company's $115,000,000 aggregate principal amount of Convertible Subordinated Notes due 2002 (the "Notes") issued in private placements on October 1, 1997 and October 28, 1997 and the shares of common stock, $.01 par value, of the Company (the "Common Stock") that are issuable upon conversion of thereof (the "Conversion Shares"), and
(ii) 2,545,642 shares of Common Stock.

         The table relating to the Notes and the Conversion Shares set forth in the Prospectus under the caption "SELLING SECURITYHOLDERS" is hereby supplemented as follows:

                                                PRINCIPAL
                                                 AMOUNT
                                                   OF            PERCENT OF
                                                 NOTES        TOTAL OUTSTANDING
NAMES                                            OWNED              NOTES
-----                                          ----------     -----------------
Forest Alternative Strategies Fund             $2,315,000           2.0%
II LP Series A-5........................


Forest Global Convertible Fund                    300,000            *
Series A-5..............................


Forest Alternative Strategies                      80,000            *
Fund II LP Series A-5 M.................


Forest Alternative Strategies                     160,000            *
Fund II LP Series A-5 I.................


Forest Global Convertible                       5,015,000           4.4
Fund Series A-5.........................


LLT Limited.............................          130,000            *


* Less than 1%